UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2017 (December 5, 2017)

Blue Sphere Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-55127	98-0550257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 McCullough Drive, 4th Floor, Charlotte, North Carolina 28262
(Address of principal executive offices) (Zip Code)
704-909-2806
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒   Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report, all references to the terms “we”, “us”, “our”, “Blue Sphere” or the “Company” refer to Blue Sphere Corporation and its direct and indirect wholly-owned subsidiaries, unless the context clearly requires otherwise.

Item 1.01

Entry Into a Material Definitive Agreement

On December 5, 2017, Blue Sphere Corporation (the “Company”), through its wholly-owned subsidiary in the Netherlands, Blue Sphere Brabant B.V. (“Blue Sphere Brabant”), entered into a Turnkey Agreement for the Design, Construction and Delivery of a Biogas Plant, dated as of December 4, 2017 (the “EPC Agreement”) with Anaergia B.V., a private company with limited liability in the Netherlands (“Anaergia”). Pursuant to the EPC Agreement, Anaergia will perform the design, supply, engineering, procurement, assembly, commissioning and delivery of a biogas plant (the “BSB Facility”) with an upgraded biomethane design output capacity of 24,000,000 Nm3/year (or respectively 2,923Nm³/h), for the fixed price of €22,500,000 payable in accordance with scheduled milestones, with the final payment becoming due upon delivery of a final completion certificate.

The term of the EPC Agreement is based on the project construction and workflow completion plan, subject to amendment pursuant to the terms of the EPC Agreement. Either party may terminate the EPC Agreement upon a substantial breach of performance following a 4-week cure period or the bankruptcy/insolvency of the other party. Blue Sphere Brabant may terminate the EPC Agreement for a gross violation of work quality or safety regulations, subject to a 5-day cure period. Anaergia may terminate the EPC Agreement for a failure of Blue Sphere Brabant to make specified reimbursements or a failure to make requirement payments within 30 days of demand.

Also on December 5, 2017, Blue Sphere Brabant entered into a Service, Maintenance and Operation Agreement, dated as of December 4, 2017, with Anaergia (the “O&M Agreement”), pursuant to which Anaergia will provide the day-to-day operation, service and maintenance at the BSB Facility. The O&M Agreement is for a term of 12 years beginning on the date that the BSB Facility achieves substantial completion, as defined in the EPC Agreement. During the term of the O&M Agreement, Anaergia will receive a fixed fee and pass through costs of €2,741,880 per year exclusive of VAT, paid monthly.

Either party may terminate the O&M Agreement upon a bankruptcy/insolvency of the other party. Blue Sphere Brabant may terminate the O&M Agreement upon Anaergia’s (a) material breach of performance following a 60 day cure period; (b) failure to comply with the Performance Guarantee (as defined below) in any year of operation; or (c) inability to obtain or maintain the insurance coverage required by the O&M Agreement. Anaergia may terminate the O&M Agreement for failure of Blue Sphere Brabant to make three consecutive payments of the monthly fee under the O&M Agreement.

Anaergia guaranteed its performance under the EPC Agreement and O&M Agreement by a Performance Guarantee Agreement, dated as of December 4, 2017 (the “Performance Guarantee”). The Performance Guarantee provides for a guaranteed operation level at the BSB Facility of 22,680,000 Nm³/year, which is 94.5% of the output capacity, and specified maximum consumptions of consumables (electricity, water, caustic soda and diesel).

All obligations by both parties under the EPC Agreement, O&M Agreement and Performance Guarantee are not presently effective, and will become effective upon the Company’s closing of a financing agreement for the construction of the BSB Facility within 18 months.

The foregoing descriptions of the EPC Agreement, O&M Agreement and Performance Guarantee do not purport to be complete and are qualified in their entirety by reference to the full text of the EPC Agreement, O&M Agreement and Performance Guarantee, as filed as Exhibits 10.1, 10.2 and 10.3 hereto, respectively, and incorporated herein by reference.

Item 9.01

Financial Statements and Exhibits.

(d) Exhibits.

10.1	Turnkey Agreement for the Design, Construction and Delivery of a Biogas Plant, dated as of December 4, 2017, between Blue Sphere Brabant B.V. and Anaergia B.V.
10.2	Service, Maintenance and Operation Agreement, dated as of December 4, 2017, between Blue Sphere Brabant B.V. and Anaergia B.V.
10.3	Performance Guarantee Agreement, dated as of December 4, 2017, between Blue Sphere Brabant B.V. and Anaergia B.V.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Sphere Corporation

Dated: December 11, 2017	By:	/s/ Shlomi Palas
Shlomi Palas
President and Chief Executive Officer